Exhibit 99.1




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                                                                 News Release
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[GRAPHIC OMITTED] Union Texas Petroleum               1330 Post Oak Boulevard
                                                      P.O. Box 2120
                                                      Houston, Texas 77252-2120
                                                      (713)623-6544



          UNION TEXAS PETROLEUM TO JOIN EXPLORATION VENTURE IN ALGERIA



Contact:      Carol Cox
              713-968-2714

           Houston,  May 1, 1997 -- Union Texas Petroleum Holdings,  Inc. (NYSE:
UTH) today announced that a wholly-owned subsidiary has agreed in principle to acquire a 30% working interest in an exploration joint venture in the Ghadames Basin in Algeria. Definitive agreements are being prepared.
           Union Texas is acquiring its interest in two blocks in the Ghadames Basin from Phillips Petroleum Company Algeria, a subsidiary of Phillips Petroleum Company, which serves as operator and holds the remaining 70% working interest. Terms of the acquisition, which are subject to final approvals from the Algerian Ministry of Energy, were not disclosed.
           The Bordj Messouda Blocks 406B and 209 comprise a total of about 1.5 million acres and are located in southeastern Algeria. Approximately 1,570 kilometers of 2-D seismic data over the two blocks have been acquired. The venture plans to begin drilling the first of two exploratory wells in the third quarter of 1997.
           "This joint venture in the Bordj Messouda Blocks offers Union Texas an outstanding opportunity to enter a high-quality exploration play in Algeria," said Union Texas Chairman and CEO John Whitmire. "Over the past several years, a number of very significant oil discoveries have been made in this highly prolific area in Algeria. We believe this area holds superior exploration potential and we are excited to join this venture."
           The Bordj Messouda joint venture represents the seventh new exploration venture that Union Texas has joined since early 1997. In previous announcements, Union Texas has reported that it is joining new ventures in China, Yemen, Jordan, Bolivia, Greece and Papua New Guinea.
           Union Texas also reported today that it has received final approval from the Natural Resources Authority of the Hashemite Kingdom of Jordan to acquire a 50% working interest from a subsidiary of Anadarko Petroleum Corp. in an oil and gas production-sharing contract in Jordan.


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Two  stratigraphic  test wells are planned to be drilled in 1997 to evaluate the area's stratigraphic column and confirm the presence of a working petroleum system.
           Union  Texas  also  is  pursuing  other  high-potential   exploration
ventures to further expand its exploration portfolio. The company plans to participate in 25 to 30 exploration wells during 1997, including exploration programs at its producing ventures in the U.K. North Sea, Indonesia and Pakistan, up from 13 exploration wells in 1996.
           One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE:UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.
           This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and
uncertainties,    including    exploration,    development,    operational   and
implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.
                                      # # #

For additional information, contact:
Carol Cox, media                          John Zimmerman, analysts and investors
713-968-2714                              713-968-2740

A map of the Bordj Messouda Blocks is available by contacting Union Texas Petroleum at (713) 968-2716.